ChannelAdvisor Appoints Linda Crawford to Board of Directors

Research Triangle Park, NC - March 30, 2021  - ChannelAdvisor Corporation (NYSE: ECOM), a leading provider of cloud-based e-commerce solutions that enable brands and retailers to increase global sales, today announced that it has appointed Linda Crawford to the company’s board of directors effective April 1, 2021.

As a former executive vice president and CEO of Sales Cloud Products at Salesforce.com, former CEO of Helpshift, and former chief revenue officer and customer officer of Optimizely, Ms. Crawford brings over two decades of leadership experience to ChannelAdvisor.

“As a recognized and respected business leader in the software industry, Linda will provide valuable strategic insight to our Board,” said Timothy Buckley, chairman of ChannelAdvisor. “Linda’s guidance will be instrumental as we continue our work to scale our global leadership position in e-commerce. We are so pleased Linda has joined our Board of Directors, and believe she will be a tremendous asset to ChannelAdvisor.”

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About ChannelAdvisor
ChannelAdvisor (NYSE: ECOM) is a leading e-commerce cloud platform whose mission is to connect and optimize the world’s commerce. For nearly two decades, ChannelAdvisor has helped brands and retailers worldwide improve their online performance by expanding sales channels, connecting with consumers around the world, optimizing their operations for peak performance, and providing actionable analytics to improve competitiveness. Thousands of customers depend on ChannelAdvisor to securely power their sales and optimize fulfillment on channels such as Amazon, eBay, Google, Facebook, Walmart, and hundreds more. For more information, visit www.channeladvisor.com.

Investor Contact:
Raiford Garrabrant
ChannelAdvisor Corporation
raiford.garrabrant@channeladvisor.com
919-228-4817

Media Contact:
Tamara Gibbs
ChannelAdvisor
tamara.gibbs@channeladvisor.com
(919) 249-9798